AMERICAN CENTURY CAPITAL PORTFOLIOS, INC.
AMERICAN CENTURY MUTUAL FUNDS, INC.

(collectively, the “Funds”)

I, Ward D. Stauffer, Secretary of the above-referenced corporations, do hereby certify that the following is a true copy of certain resolutions adopted by the Board of Directors of the above-referenced corporations on June 26, 2019, and that such resolutions have not been rescinded or modified and are not inconsistent with the Certificate of Incorporation or Bylaws of the corporations.

WHEREAS:

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Pursuant to a duly-executed Power of Attorney, the Directors and officers of the Funds have appointed Ashley L. Bergus, Ryan L. Blaine, Brian L. Brogan, Evan C. Johnson, Kathleen Gunja Nelson, David Reinmiller, and Giles M. Walsh, each of them singly, their true and lawful attorneys-in-fact, with full power of substitution, and with full power to each, for the purpose of signing on their behalf the Registration Statement on Form N-14 and any supplements or other instruments in connection with the reorganization proposed in the Agreement and other related documents of such reorganization for the purpose of complying with all laws and to do all such things in their names and behalf in connection therewith.

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Such attorneys-in-fact may, from time to time, sign documents, including registration statements, amendments or supplements thereto and instruments in connection with such reorganization, on behalf of directors and officers who have appointed them.

RESOLVED, that the Directors hereby authorize such attorneys-in-fact to sign the documents related to the reorganization, including registration statements, amendments or supplements thereto and instruments in connection therewith, pursuant to the Power of Attorney so executed by the Directors and certain officers of the Funds.

IN WITNESS WHEREOF, I have hereunto set my hand this 26th day of June, 2019.

/s/ Ward D. Stauffer
Ward D. Stauffer
Secretary